UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of Earliest Event Reported): March 26, 2021

THE MACERICH COMPANY

(Exact Name of Registrant as Specified in Charter)

MARYLAND	1-12504	95-4448705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 394-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock of The Macerich Company, $0.01 par value per share	MAC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 7.01	REGULATION FD DISCLOSURE.

A copy of the press release announcing the updates noted below, attached hereto as Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” with the Securities and Exchange Commission (the “SEC”) or incorporated by reference into any other filing with the SEC.

ITEM 8.01	OTHER EVENTS.

On March 26, 2021, The Macerich Company (the “Company”) issued a press release announcing certain major capital events and other updates, including the following:

•

Through March 25, 2021, the Company has sold 36.0 million shares of common stock under its “at the market” equity program at a weighted average price of $13.54 per share, generating gross proceeds of approximately $487.3 million. As of March 25, 2021, approximately 1.0 million shares remain available to be issued under the program.

•

The Company is under contract to sell a 95% interest in Paradise Valley Mall, a non-core asset in Phoenix, AZ, for $100 million to a newly formed joint venture. The transaction is expected to close in late March 2021, and is anticipated to generate net proceeds of approximately $95 million to the Company. The Company will retain a 5% joint venture interest in this multi-year redevelopment.

•

The Company has obtained commitments from its joint lead lenders, Deutsche Bank, JPMorgan, and Goldman Sachs for a new revolving line of credit and credit facility. The total capacity of the line and the credit facility is expected to be between $600 million and $800 million, with the facility expected to close in April 2021.

•

As of March 25, 2021, the Company has cash and cash equivalents, including pro-rata share of joint ventures, of approximately $950 million. Expected total liquidity after the close of the new credit facility and the Paradise Valley sale is expected to be in the range of $1.65 billion to $1.85 billion prior to paying off the current line of credit.

•

Operating conditions continue to improve across the Company’s portfolio. State and local government COVID-19 restrictions continue to loosen, including in the Company’s key markets of California and New York, which were the most capacity-restricted markets in 2020. During January and February 2021, sales within the Company’s Arizona region, the least restricted region in the Company’s portfolio, were 99% of pre-COVID, January and February 2020 sales, excluding capacity-restricted food and beverage uses. The Company believes Arizona is a leading indicator for the balance of the portfolio, as capacity constraints continue to loosen.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description

99.1	Press Release dated March 26, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Note: This Current Report contains statements that constitute forward-looking statements which can be identified by the use of words, such as “believes,” “expects,” “intends,” “plans,” “anticipates,” “assumes,” “projects,” “estimated” and “scheduled” and similar expressions that do not relate to historical matters. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance, or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as national, regional and local economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, and acquisitions and dispositions; the adverse impact of the novel coronavirus (COVID-19) on the U.S., regional and global economies and the financial condition and results of operations of the Company and its tenants; the liquidity of real estate investments; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this Current Report or to reflect the occurrence of unanticipated events unless required by law to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The Macerich Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MACERICH COMPANY

	By:	Scott W. Kingsmore
March 26, 2021		/s/ Scott W. Kingsmore
Date		Senior Executive Vice President,
Chief Financial Officer and Treasurer